MOORE ANNOUNCES INTENTION TO OFFER
$400 MILLION OF SENIOR NOTES

MISSISSAUGA, ON & STAMFORD, CT (February 26, 2003) — Moore Corporation Limited (“Moore”) (TSX, NYSE: MCL) today announced its intention to offer $400 million principal amount of Senior Notes due 2013 (the “Notes”) in connection with its acquisition of Wallace Computer Services, Inc. (“Wallace”). The Notes will be issued by Moore North America Finance, Inc. and, following the closing of the Wallace acquisition, will be guaranteed by Moore, Moore North America, Inc., Wallace Computer Services, Inc., their U.S. and Canadian subsidiaries and certain of their foreign subsidiaries. The net proceeds will initially be deposited in an escrow account pending the completion of the Wallace acquisition and upon the release of the funds from the escrow account, Moore intends to use the net proceeds, together with cash and bank borrowings, to finance the Wallace acquisition and refinance substantially all of the debt of Moore and Wallace.

The Notes are only being sold in the U.S. in a Rule 144A private offering to qualified institutional investors and in a Regulation S offering to certain non-U.S. persons in transactions outside the United States. The Notes are only being sold in Canada under applicable private placement exemptions. The Notes will not be registered under the Securities Act of 1933, as amended (the “Act”) or qualified by prospectus for sale in Canada, and may not be offered or sold in the United States except pursuant to an effective registration statement under the Act or in accordance with an applicable exemption from registration requirements of the Act or in Canada, except in accordance with an applicable exemption from prospectus requirements.

THIS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE OR PROVINCE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE OR PROVINCE.

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Founded in 1882, Moore is an international leader in the management and distribution of print and digital information. Moore operates in three complementary business segments: Forms and Labels, Outsourcing and Commercial. The Forms and Labels business designs, manufactures and sells paper based and electronic business forms and labels and provides electronic print management solutions. The Outsourcing business provides high quality, high volume variably imaged print and mail, electronic statement and database management services. The Commercial business produces high-quality, multi-color personalized business communications and provides direct marketing services, including project, database and list management services. The Moore Internet address is www.moore.com.

This news release may contain “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding the completion of the Wallace acquisition and the financing of that acquisition. You are cautioned not to place undue reliance on these forward-looking statements.

Inquiries from analysts, investors and media should be directed to Robert G. Burton Jr., Senior Vice President, Investor Relations for the company at (203) 406-3712.